Media Contact: Taryn Owens / EFGPR
towens@efgpr.com
310.432.0020 x123
lweissman@efgpr.com
646.336.3420

Company and Investor Contact:
Joel Primus / Naked Brand Group, Inc.
joel@thenakeshop.com
604.855.4767

FOR IMMEDIATE RELEASE

NAKED COMPLETES $6,159,482 PRIVATE PLACEMENT FINANCING

(New York, NY and Vancouver, BC), June 10, 2014 – Naked Brand Group, Inc. (OTCQB: NAKD; “Naked” or “the Company”) announced today the closing of a private placement financing (the “Offering”) of units (the “Units”) for aggregate gross proceeds of $6,159,482.

The funds raised from the sale of the Units will be used for marketing and new product development and design, as well as general working capital requirements. The gross proceeds were raised through the sale of 246 Units at a price of $25,000 per Unit. Each Unit consisted of (i) a 6% convertible senior secured debenture in the principal amount of $25,000 (the “Convertible Debentures”) and (ii) a warrant to purchase 166,667 common shares of the Company at an exercise price of $0.15 per share, subject to adjustment (the “Warrants”). The Convertible Debentures are convertible into common shares at a conversion price of $0.075 per share, subject to adjustment, and mature on June 10, 2017. Interest of 6% per annum is payable quarterly in cash or in kind at the option of the Company. Each Warrant is exercisable until June 10, 2019 and if, during the 24 months after the closing, the volume weighted average price for the Company's common shares is greater than $0.40 per share for a period of twenty (20) consecutive trading days, then the Company may deliver a notice (the "Notice") to the Warrant holder notifying such holder that the Warrants must be exercised within thirty (30) days from the date of delivery of such Notice, otherwise the Warrants will expire on the thirty-first (31st) day after the date of delivery of the Notice.

None of the securities offered in this financing transaction have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the purchasers, the Company has agreed to file, within 60 days of June 10, 2014, a registration statement with the Securities and Exchange Commission registering the resale of the common shares issuable upon conversion of the Convertible Debentures and exercise of the Warrants. Any offering of Naked’s securities under the resale registration statement referred to above will be made only by means of a prospectus.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

ABOUT NAKED BRAND GROUP

Naked® is a global lifestyle brand currently offering one of the world’s most comfortable and luxurious lines of innerwear and loungewear. The Naked core brand philosophy is to provide apparel that helps people feel sexy and confident while being as comfortable as wearing nothing at all. The brand’s goal is to create a new standard for how apparel products worn close to skin fit, feel and function. Key product attributes include seamless construction, lightweight fabrics, memory-stretch, moisture-wicking characteristics, “wearing nothing at all” comfort, and fashion-forward, luxurious design. Naked® apparel for men is currently sold at a premium fashion stores in North America, primarily in Canada and on the West Coast of the United States including Holt Renfrew, Hudson Bay Company and Nordstrom, as well as online stores such as Amazon.com, Hisroom.com and Freshpair.com. In the future, Naked plans to launch a women’s line to complement its current men’s assortment, as well as further expand its product offerings to include activewear and swimwear.

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